Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289928

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the attached prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is prohibited.

Subject to completion, dated February 18, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 29, 2025)

Verizon Communications Inc.

£     % Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

We are offering £       of our fixed-to-fixed rate junior subordinated notes due 2056 (the “junior subordinated notes”) to the public pursuant to this prospectus supplement. The junior subordinated notes will bear interest (i) from, and including, the original issuance date to, but excluding,    , 20 (the “First Reset Date”) at a rate of % per year; (ii) from, and including, the First Reset Date to, but excluding,    , 20 (the “First Step-Up Date”) at a rate per year equal to the Benchmark Gilt Rate (as defined herein) plus a spread of % (the “Initial Margin”); (iii) during each Reset Period (as defined herein) from, and including, the First Step-Up Date to, but excluding,    , 20 (the “Second Step-Up Date”), at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus %; and (iv) during each Reset Period from, and including, the Second Step-Up Date, at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus %; provided that, the interest rate during any Reset Period will not reset below zero. The interest rate on the junior subordinated notes will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from, and including, a Reset Date to, but excluding, the next Reset Date is referred to herein as a “Reset Period.” Subject to our right to defer interest payments as described below, interest on the junior subordinated notes is payable annually in arrears on     of each year, beginning on    , 2026. The junior subordinated notes will mature on    , 2056.

So long as no event of default (as defined herein) has occurred and is continuing, we may defer interest payments on the junior subordinated notes on one or more occasions for up to 10 consecutive years per occasion, as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by law.

We may redeem the junior subordinated notes at our option at the times and at the redemption prices described in this prospectus supplement under “Description of the Junior Subordinated Notes—Redemption.”

The junior subordinated notes will be our general unsecured subordinated obligations and will rank junior in right of payment to all of Verizon Communications Inc.’s existing and future senior indebtedness (as defined herein). The junior subordinated notes will rank pari passu to all outstanding junior subordinated notes of Verizon Communications Inc. and to any future unsecured subordinated indebtedness that Verizon Communications Inc. may incur from time to time if the terms of such indebtedness provide that it ranks equally with the junior subordinated notes in right of payment. The junior subordinated notes will be issued in fully registered form and will be offered and sold in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000.

In addition to the junior subordinated notes being offered hereby, we are offering to the public pursuant to a separate prospectus supplement €     of our fixed-to-fixed rate junior subordinated notes due 2056 (the “euro junior subordinated notes”). Neither of these offers is conditional on the other. If and when issued, the euro junior subordinated notes will rank pari passu to the junior subordinated notes being offered pursuant to this prospectus supplement.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the junior subordinated notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Verizon Communications Inc. (before expenses)
Junior Subordinated Notes		%		%		%
Total	£		£		£

(1)	Plus accrued interest, if any, from , 2026 to the date of delivery.

We intend to apply to list the junior subordinated notes on the New York Stock Exchange (“NYSE”). We expect trading in the junior subordinated notes on the NYSE to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Currently there is no public market for the junior subordinated notes. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the junior subordinated notes at any time.

The underwriters are severally underwriting the junior subordinated notes being offered. The underwriters expect to deliver the junior subordinated notes in book-entry form only through the facilities of Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear” and, together with Clearstream, the “clearing systems”) against payment on or about  , 2026.

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup

Mizuho	RBC Capital Markets	Santander

    , 2026

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific junior subordinated notes being offered, and the accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any pricing supplement and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any pricing supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference herein or therein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the junior subordinated notes offered by this prospectus supplement.

We have not authorized anyone else to provide you with any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the junior subordinated notes offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. This prospectus supplement, the accompanying prospectus, any free writing prospectus and any pricing supplement prepared by us and the underwriters do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

References herein to “$” and “dollars” are to the lawful currency of the United States. References herein to “£,” “GBP” or “sterling” are to the lawful currency of the United Kingdom (“UK”). The financial information presented in this prospectus supplement has been prepared in accordance with accounting principles generally accepted in the United States.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein and therein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may

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obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries. “Verizon Communications Inc.” refers to Verizon Communications Inc. excluding its consolidated subsidiaries.

Notice to Prospective Investors in the European Economic Area

PRIIPS REGULATION / PROHIBITION OF SALES TO EUROPEAN ECONOMIC AREA RETAIL INVESTORS: The junior subordinated notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the junior subordinated notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the junior subordinated notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/TARGET MARKET: Solely for the purposes of the product approval process of any relevant underwriter that considers itself a manufacturer pursuant to MiFID II (each a “Manufacturer” and, together, the “Manufacturers”), the target market assessment in respect of the junior subordinated notes has led to the conclusion that: (i) the target market for the junior subordinated notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the junior subordinated notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the junior subordinated notes (a “distributor”) should take into consideration the Manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the junior subordinated notes (by either adopting or refining the Manufacturer’s target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

UK PRIIPS REGULATION / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The junior subordinated notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the junior subordinated notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the junior subordinated notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of the product approval process of any relevant underwriter that considers itself a manufacturer pursuant to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (each a “UK Manufacturer” and, together, the “UK Manufacturers”), the target market assessment in respect of the junior subordinated notes has led to the

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conclusion that: (i) the target market for the junior subordinated notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the junior subordinated notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the junior subordinated notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the junior subordinated notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

The issue and distribution of this prospectus supplement is restricted by law. This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)); (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; (iii) are outside the UK; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any junior subordinated notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering memorandum relates is available only to relevant persons and will be engaged in only with relevant persons. No part of this offering memorandum should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the Issuer.

The junior subordinated notes are not being offered or sold to any person in the UK except in circumstances which will not result in an offer of securities to the public in the UK within the meaning of Part VI of the FSMA.

Notice to Prospective Investors in Singapore

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the junior subordinated notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein or in the accompanying prospectus and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2025; and

•	our Current Reports on Form 8-K filed on January 12, 2026, January 20, 2026, February 5, 2026 and February 9, 2026.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

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STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE JUNIOR SUBORDINATED NOTES, THE UNDERWRITER OR UNDERWRITERS (IF ANY) ACTING AS STABILIZATION MANAGER(S) (OR PERSONS ACTING ON BEHALF OF ANY STABILIZATION MANAGER(S)) AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT MAY OVER-ALLOT JUNIOR SUBORDINATED NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE JUNIOR SUBORDINATED NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE JUNIOR SUBORDINATED NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE JUNIOR SUBORDINATED NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE JUNIOR SUBORDINATED NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZATION MANAGER(S) (OR PERSON(S) ACTING ON BEHALF OF ANY OF THE STABILIZATION MANAGER(S)) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

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THE OFFERING

Issuer	Verizon Communications Inc.

Notes Offered	£ aggregate principal amount of % fixed-to-fixed rate junior subordinated notes due 2056 (the “junior subordinated notes”).

Maturity	, 2056.

Interest Payment Dates	Subject to our right to defer interest payments as described under “Description of the Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period,” interest on the junior subordinated notes will be payable annually in arrears on of each year, beginning on , 2026.

Interest	Interest will be paid

•	from, and including, the original issuance date to, but excluding, , 20 (the “First Reset Date”) at a rate equal to % per year;

•

from, and including, the First Reset Date to, but excluding,     , 20  (the “First Step-Up Date”) at a rate per year equal to the Benchmark Gilt Rate (as defined under “Description of the Junior Subordinated Notes—Principal Amount, Maturity and Interest for the Junior Subordinated Notes”) plus a spread of  % (the “Initial Margin”);

•

during each Reset Period (as defined below) from, and including, the First Step-Up Date to, but excluding     , 20  (the “Second Step-Up Date”), at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus  %; and

•	during each Reset Period from, and including the Second Step-Up Date, at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus %;

provided that, the interest rate during any Reset Period will not reset below zero.

The interest rate on the junior subordinated notes will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from, and including, a Reset Date to, but excluding, the next Reset Date is referred to herein as a “Reset Period.” See “Description of the Junior Subordinated Notes—Principal Amount, Maturity and Interest for the Junior Subordinated Notes.”

Option to Defer Interest Payments

So long as no event of default (as defined under “Description of the Junior Subordinated Notes—Events of Default”) with respect to the junior subordinated notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the junior subordinated note, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the junior subordinated notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date or redemption date, if earlier, of the junior subordinated notes, and we may not begin a new Optional Deferral Period with respect to the junior subordinated notes, and may not pay current interest on the junior subordinated notes, until we have paid all accrued interest from the previous Optional Deferral Period. We may also elect, at our option, to shorten or, subject to a maximum of 10 consecutive years, extend the length of any Optional Deferral Period.

Any deferred interest on the junior subordinated notes will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the junior subordinated notes as described above, but not beyond the maturity date or redemption date, if earlier, of the junior subordinated notes.

See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

Certain Limitations During an Optional Deferral Period	The terms of the junior subordinated notes will require that during an Optional Deferral Period, we will not do any of the following, subject to certain exceptions:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the junior subordinated notes in right of payment (including debt securities of other series issued under the indenture (as defined under “Description of the Junior Subordinated Notes—General”)); or

•	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the junior subordinated notes in right of payment.

See “Description of the Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period.”

Currency of Payment	All payments of interest and principal for the junior subordinated notes, including any payments made upon any redemption, will be made in sterling.

To the extent sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including if sterling is no longer used for the settlement of transactions by public institutions within the international banking community), then all payments in respect of the junior subordinated notes will be made in U.S. dollars until sterling is again available to us.

Subordination; Ranking	The junior subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture (as defined under “Description of the Junior Subordinated Notes—General”), to all of Verizon Communications Inc.’s senior indebtedness, as described in this prospectus supplement. The junior subordinated notes will rank pari passu to the euro junior subordinated notes (if and when issued), all outstanding junior subordinated notes of Verizon Communications Inc. and to any future unsecured subordinated indebtedness that Verizon Communications Inc. may incur from time to time if the terms of such indebtedness provide that it ranks equally with the junior subordinated notes in right of payment.

Form and Denomination	We will issue the junior subordinated notes in fully registered form in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000.

Except in limited circumstances, the junior subordinated notes will be issued in the form of global notes. See “Description of the Junior Subordinated Notes—Global Clearance and Settlement” in this prospectus supplement. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by the clearing systems.

Optional Redemption

We have the option to redeem the junior subordinated notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated notes (i) on any day during the period commencing on and including     , 20  (the date that is 90 days prior to the First Reset Date) (the “First Par Call Date”) and ending on and including the First Reset Date (such period, the “First Par Call Period”), and (ii) on any interest payment date after the First Reset Date (any such date, together with each date in the First Par Call Period, a “Par Call Date”), plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any arrears of interest, including additional interest, outstanding on the date of redemption (such arrears of interest, “Additional Interest”)) to, but excluding, the redemption date (any such date, together with the First Par Call Date, a “Par Call Date”).We also have the option to redeem the junior subordinated notes, in whole, but not in part, at a make-whole redemption price (as described herein), plus accrued and unpaid interest, on any day other than a Par Call Date.

See “Description of the Junior Subordinated Notes—Redemption—Optional Redemption.”

Right to Redeem upon a Tax Deductibility Event or Rating Agency Event	We have the option to redeem the junior subordinated notes, in whole, but not in part, following the occurrence of a Tax Deductibility Event or a Rating Agency Event (each as defined in “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event”) at a redemption price equal to (i) 101% of the principal amount of the junior subordinated notes, if the redemption date is prior to the First Par Call Date, or (ii) 100% of the principal amount of the junior subordinated notes, if the redemption date is on or after the First Par Call Date, plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event.”

Right to Redeem upon a Tax Withholding Event	We have the option to redeem the junior subordinated notes, in whole, but not in part, at any time prior to maturity at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date, in the event of certain developments affecting U.S. taxation. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Withholding Event.”

Right to Redeem upon a Substantial Repurchase Event	We have the option to redeem the junior subordinated notes, in whole, but not in part, at any time prior to maturity at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date, if prior to the redemption date we have repurchased junior subordinated notes equal to or in excess of 75% of the initial aggregate principal amount of the junior subordinated notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Substantial Repurchase Event.”

Withholding Taxes	We will pay to holders of the junior subordinated notes who are non-U.S. persons additional amounts in the event of withholding or deduction of taxes, duties, assessments or other governmental charges imposed by the United States or any political subdivision thereof or any taxing authority therein or thereof, subject to the terms and limitations set forth under “Description of the Junior Subordinated Notes—Withholding Taxes” in this prospectus supplement. Any additional amounts payable on the junior subordinated notes will be paid in sterling to the extent practicable. See “Description of the Junior Subordinated Notes— Currency Conversion.”

Use of Proceeds	We intend to use the net proceeds from the sale of the junior subordinated notes, together with the proceeds from the offering of the euro junior subordinated notes, for general corporate purposes, which may include, depending on market and other conditions, the repayment of outstanding indebtedness.

Events of Default	An “event of default” means, for the junior subordinated notes, any of the following:

•	failure to pay interest on the junior subordinated notes for 90 days after payment is due, taking into account any Optional Deferral Period;

•	failure to pay principal or any premium on the junior subordinated notes when due;

•	failure to perform any other covenant relating to the junior subordinated notes for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

Listing	We intend to apply to list the junior subordinated notes on the NYSE. We expect trading in the junior subordinated notes on the NYSE to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the junior subordinated notes at any time.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports incorporated by reference in this prospectus supplement and in the accompanying prospectus for a discussion of risks you should carefully consider before deciding whether to invest in the junior subordinated notes.

Trustee	U.S. Bank Trust Company, National Association

Paying Agent	U.S. Bank Trust Company, National Association

Registrar and Transfer Agent	U.S. Bank Trust Company, National Association

Governing Law	The State of New York, United States of America

For a more complete description of the terms of the junior subordinated notes, see “Description of the Junior Subordinated Notes” in this prospectus supplement.

RISK FACTORS

An investment in the junior subordinated notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

The junior subordinated notes are subordinated to all of Verizon Communications Inc.’s senior indebtedness and will rank pari passu to the euro junior subordinated notes (if and when issued), all outstanding junior subordinated notes of Verizon Communications Inc. and to any future unsecured subordinated indebtedness that Verizon Communications Inc. may incur from time to time unless provided otherwise, and the indenture governing the junior subordinated notes does not limit the aggregate amount of senior or unsecured junior subordinated indebtedness that may be issued by us.

The obligations of Verizon Communications Inc. under the junior subordinated notes are subordinate and junior in right of payment to all of Verizon Communications Inc.’s senior indebtedness (as defined below). This means that we cannot make any payments on the junior subordinated notes until all holders of Verizon Communications Inc.’s senior indebtedness have been paid in full, or provision has been made for such payment, if such senior indebtedness is in default (subject to certain exceptions for grace periods and waivers).

The indenture under which the junior subordinated notes will be issued does not limit the aggregate amount of senior indebtedness or pari passu indebtedness that may be issued by us. As of December 31, 2025, Verizon Communications Inc.’s senior indebtedness, on an unconsolidated basis, aggregated approximately $141.1 billion.

The junior subordinated notes are Verizon Communications Inc.’s obligations exclusively and not of any of Verizon Communications Inc.’s subsidiaries. Therefore, the junior subordinated notes are structurally subordinated to the liabilities of Verizon Communications Inc.’s subsidiaries. As of December 31, 2025, Verizon Communications Inc.’s direct and indirect subsidiaries and other consolidated entities (excluding amounts subject to a guarantee of obligation by Verizon Communications Inc.) had approximately $25.9 billion of aggregate indebtedness outstanding, including approximately $25.9 billion of secured indebtedness.

The junior subordinated notes are not protected by restrictive covenants.

The terms of the junior subordinated notes and the indenture governing the junior subordinated notes may not be sufficient to protect your investment in the junior subordinated notes. For example, there will be no financial covenants in the indenture, and you do not have any rights to require Verizon to repurchase the junior subordinated notes prior to their maturity.

Holders of the junior subordinated notes and the trustee under the indenture may accelerate payment of the principal and interest on the junior subordinated notes only upon the occurrence and continuation of certain events of default.

Payment of principal and interest on the junior subordinated notes may be accelerated upon the occurrence of an event of default under the indenture related to (i) failure to pay interest within 90 days after it is due; (ii) failure to pay principal when due; and (iii) certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). If we fail to comply with the other covenants under the junior subordinated notes, there are no related events of default and no right to accelerate the junior subordinated notes. The only remedies available to the holders of the junior subordinated notes are as described under “Description of the Junior Subordinated Notes—Events of Default.” As a result, if we violate any of the covenants related to the junior subordinated notes, the junior subordinated notes will remain outstanding and our obligations thereunder will remain unchanged.

We may elect to defer interest payments on the junior subordinated notes at our option for one or more periods of up to 10 consecutive years. This may affect the market price of the junior subordinated notes.

So long as no event of default with respect to the junior subordinated notes has occurred and is continuing, we may elect, at our option, to defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for up to 10 consecutive years, as described under “Description of the Junior Subordinated Notes—Option to Defer Interest Payments” in this prospectus supplement. No interest will be paid or payable on the junior subordinated notes during any Optional Deferral Period (as defined herein) unless we elect, at our option, to redeem the junior subordinated notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date on the junior subordinated notes being redeemed, or unless the principal of and interest on the junior subordinated notes shall have been declared due and payable as a result of an event of default with respect to the junior subordinated notes, in which case all accrued and unpaid interest on the junior subordinated notes shall become due and payable. Instead, interest on the junior subordinated notes would be deferred but would continue to accrue at the then-applicable interest rate on the junior subordinated notes (as reset from time to time during such Optional Deferral Period in accordance with the terms of the junior subordinated notes). At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 10 consecutive years. In addition, during any Optional Deferral Period, interest on the junior subordinated notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes, to the extent permitted by applicable law. During an Optional Deferral Period, we will be prohibited from paying current interest on the junior subordinated notes until we have paid all accrued and unpaid deferred interest. As a result, we may not be able to pay current interest on the junior subordinated notes if we do not have available funds to pay all accrued and unpaid interest, including deferred interest. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the junior subordinated notes. If we exercise this interest deferral right, the junior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated notes or that is otherwise less than the price at which the junior subordinated notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the junior subordinated notes may be more volatile than other securities that do not have these rights.

Holders of the junior subordinated notes subject to U.S. federal income taxation may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the junior subordinated notes, a holder of the junior subordinated notes subject to U.S. federal income tax on a net income basis will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the junior subordinated notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for U.S. federal income tax purposes even though such holder will not have received any cash. A holder’s adjusted tax basis in a junior subordinated note generally will be increased by such amounts that it was required to include in gross income. If a holder sells its junior subordinated notes on or before the record date for such interest payment date, then all of the interest accrued on such junior subordinated notes during the Optional Deferral Period will be paid to the person who is the registered owner of those notes at the close of business on such record date, and the holder who sold those notes will not receive from us any of the interest that accrued on those notes during the Optional Deferral Period and that such holder reported as income for tax purposes. Holders should consult with their tax advisors regarding the tax consequences of an investment in the junior subordinated notes. For more information regarding the U.S. tax consequences of purchasing, owning and disposing of the junior subordinated notes, see “Certain U.S. Federal Income Tax Considerations” below.

We may choose to redeem the junior subordinated notes prior to maturity.

On any Par Call Date, we may redeem in whole, but not in part, the junior subordinated notes at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest, if any, thereon, including any Additional Interest. We may redeem in whole, but not in part, the junior subordinated notes on any date other than a Par Call Date, at a make-whole redemption price as described herein. If a Tax Deductibility Event or a Rating Agency Event (each as defined under “Description of the Junior Subordinated Notes—Redemption —Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event”) occurs, we may redeem in whole, but not in part, the junior subordinated notes (i) where such redemption occurs prior to the First Par Call Date, at 101% of their principal amount, plus any accrued and unpaid interest thereon, including any additional interest, and (ii) where such redemption occurs on or after the First Par Call Date, at 100% of their principal amount, plus any accrued and unpaid interest thereon, including any additional interest. If a Tax Withholding Event (as discussed under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Withholding Event”) or a Substantial Repurchase Event (as discussed under “Description of the Junior Subordinated Notes—Redemption — Right to Redeem upon a Substantial Repurchase Event”) occurs, we may redeem in whole, but not in part, the junior subordinated notes at 100% of their principal amount, plus any accrued and unpaid interest thereon, including any additional interest. If prevailing interest rates are lower at the time of redemption, holders of the junior subordinated notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the junior subordinated notes being redeemed. In addition, during times when we may elect to redeem the junior subordinated notes or when we are perceived to be able to redeem the junior subordinated notes, the market value of the junior subordinated notes generally will not rise substantially above the price at which they can be redeemed.

Rating agencies may change their practices for rating the junior subordinated notes, which change may affect the market price of the junior subordinated notes. In addition, we may redeem the junior subordinated notes if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. (“S&P”), and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the junior subordinated notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the junior subordinated notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the junior subordinated notes are subsequently lowered, that could have a negative impact on the trading price of the junior subordinated notes. In addition, we may redeem the junior subordinated notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the junior subordinated notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event” in this prospectus supplement.

The interest rate will reset on     , 20  and each subsequent Reset Date, and any interest payable after a Reset Date may be less than an earlier interest rate.

The interest rate on the junior subordinated notes for each Reset Period will equal the percentage rate determined by the calculation agent on the basis of the Benchmark Gilt Quotations provided by the Reset Reference Banks on the related Reset Determination Date (as defined under “Description of the Junior Subordinated Notes—Principal Amount, Maturity and Interest for the Junior Subordinated Notes”), plus the then-applicable margin. Therefore, the interest rate after     , 20  could be less than the initial interest rate applicable to the junior subordinated notes, and any interest payable after a subsequent Reset Date may be less than the interest rate for a prior period; provided that, the interest rate during any Reset Period will not reset below zero. We have no control over the factors that may affect the Benchmark Gilt Rate, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events. Furthermore, as described under “Description of the Junior Subordinated Notes—Principal Amount, Maturity and Interest for the Junior Subordinated Notes,” if no quotations are provided, the Benchmark Gilt Rate for the relevant period will be (i) in the case of each Reset Period other than the Reset Period commencing on the First Reset Date, the Benchmark

Gilt Rate in respect of the immediately preceding Reset Period or (ii) in the case of the Reset Period commencing on the First Reset Date,  % (the Benchmark Gilt rate at the time of pricing of the junior subordinated notes).

Historical interest rates are not an indication of future interest rates.

In the past, interest rates, including the Benchmark Gilt Rate , have experienced significant fluctuations. Historical levels, fluctuations and trends of interest rates are not necessarily indicative of future levels. Any historical upward or downward trend in interest rates is not an indication that interest rates are more or less likely to increase or decrease at any time after     , 20 , and historical interest rates are not an indication of future interest rates.

An active trading market may not develop for the junior subordinated notes, which could adversely affect the price of the junior subordinated notes in the secondary market and your ability to resell the junior subordinated notes should you desire to do so.

We intend to apply to list the junior subordinated notes on the NYSE; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders would be able to sell their notes.

No assurances can be given as to whether the junior subordinated notes will be, or will remain, listed on the NYSE. Any trading market that may develop for the junior subordinated notes may be adversely affected by changes in the overall market for investment-grade securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the junior subordinated notes and prevailing interest rates, financial markets and general economic conditions. A market for the junior subordinated notes, if any, may be subject to volatility. Prospective investors in the junior subordinated notes should be aware that they may be required to bear the financial risks of such an investment for an indefinite period of time.

Holders of the junior subordinated notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to sterling.

Investors will have to pay for the junior subordinated notes in sterling. Principal and interest payments on the junior subordinated notes are payable by us in sterling. An investment in the junior subordinated notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and sterling;

•	the imposition or modification of foreign exchange controls with respect to sterling; and

•	tax consequences for you as a result of any foreign exchange gains resulting from an investment in the junior subordinated notes.

We have no control over a number of factors affecting the junior subordinated notes, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including sterling, have been highly volatile, and this volatility may be expected to continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the junior subordinated notes. Depreciation of sterling against the home currency could result in a decrease in the effective yield of the junior subordinated notes below the applicable coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

The UK may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of sterling at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the junior subordinated notes.

The junior subordinated notes will be governed by the laws of the State of New York. U.S. federal or state courts rendering a judgment on the junior subordinated notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the junior subordinated notes, investors may bear currency exchange risk, which could be material.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the junior subordinated notes.

On February 17, 2026, the sterling/U.S.$ rate of exchange as of the close of business was £1/U.S. $1.3568, as reported by Bloomberg.

The junior subordinated notes permit us to make payments in U.S. dollars if we are unable to obtain sterling.

If sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if sterling is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the junior subordinated notes will be made in U.S. dollars until sterling is again available to us. The amount payable on any date in sterling will be converted by us into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/sterling exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the junior subordinated notes so made in U.S. dollars will not constitute an event of default under the junior subordinated notes or the indenture governing the junior subordinated notes.

USE OF PROCEEDS

We expect the net proceeds to Verizon from the offering of the junior subordinated notes, after deducting the underwriting discounts and our estimated offering expenses, will be approximately £    . We intend to use the net proceeds from the sale of the junior subordinated notes, together with the proceeds from the offering of the euro junior subordinated notes, for general corporate purposes, which may include, depending on market and other conditions, the repayment of outstanding indebtedness.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions that are contained under the caption “Description of the Debt Securities” in the accompanying prospectus, including in respect of the ranking of the junior subordinated notes offered hereby.

General

We will issue the % fixed-to-fixed rate junior subordinated notes due 2056 (the “junior subordinated notes”) under an indenture between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), dated as of December 1, 2000, as amended, and as supplemented by the fifth supplemental indenture, dated as of May 15, 2020, between us and the Trustee (as so amended and supplemented, the “indenture”). The terms of the junior subordinated notes will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture does not limit the aggregate principal amount of junior subordinated notes that may be issued under the indenture and provides that junior subordinated notes may be issued from time to time in one or more series pursuant to the indenture.

Ranking

The junior subordinated notes will be subordinate and rank junior in right of payment, to the extent and in the manner set forth in the indenture, to all of Verizon Communications Inc.’s senior indebtedness (as defined below). The junior subordinated notes will rank pari passu to the euro junior subordinated notes (if and when issued), all outstanding junior subordinated notes of Verizon Communications Inc. and to any future unsecured subordinated indebtedness that Verizon Communications Inc. may incur from time to time if the terms of such indebtedness provide that it ranks equally with the junior subordinated notes in right of payment.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the junior subordinated notes are entitled to receive a payment on account of the principal or interest on the junior subordinated notes in the following circumstances:

•

upon any distribution of Verizon Communications Inc.’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of Verizon; or

•

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“Finance Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (as defined in the indenture, referred to in this prospectus supplement as “GAAP”); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity (as defined in the indenture) thereof is the date specified therein.

“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Senior indebtedness” means all of Verizon Communications Inc.’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)

all of Verizon Communications Inc.’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)	all of Verizon Communications Inc.’s Finance Lease Obligations and Synthetic Lease Obligations (each as defined above);

(iii)	all of Verizon Communications Inc.’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)

all of Verizon Communications Inc.’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which Verizon Communications Inc. or any of Verizon Communications Inc.’s subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)

all of Verizon Communications Inc.’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of Verizon Communications Inc.’s other outstanding variable or floating rate indebtedness;

(vi)

all obligations of the types referred to in clauses (i) through (v) above of another person which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all of Verizon Communications Inc.’s compensation and reimbursement obligations to the Trustee pursuant to certain terms of the indenture; and

(viii)	all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by Verizon Communications Inc. of any such senior indebtedness referred to in clauses (i) through

(vii)	above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);

provided, however, that the following shall not constitute senior indebtedness:

(A) trade accounts payable and accrued liabilities arising in the ordinary course of business or

(B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the junior subordinated notes.

As of December 31, 2025, on an unconsolidated basis, Verizon Communications Inc. had approximately $141.1 billion aggregate senior indebtedness outstanding.

The junior subordinated notes are Verizon Communications Inc.’s obligations exclusively and not of any of Verizon Communications Inc.’s subsidiaries. Therefore, the junior subordinated notes are structurally subordinated to the liabilities of Verizon Communications Inc.’s subsidiaries. As of December 31, 2025, Verizon Communications Inc.’s direct and indirect subsidiaries and other consolidated entities (excluding amounts subject to a guarantee of obligation by Verizon Communications Inc.) had approximately $25.9 billion of aggregate indebtedness outstanding, including approximately $25.9 billion of secured indebtedness.

There are no terms in the indenture or the junior subordinated notes that limit our ability to incur additional senior indebtedness or our subsidiaries’ ability to incur additional indebtedness or issue preferred securities. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the junior subordinated notes.

Principal Amount, Maturity and Interest for the Junior Subordinated Notes

We are offering £     of our junior subordinated notes, which will mature on     , 2056. We may issue additional junior subordinated notes in the future.

We will pay interest on the junior subordinated notes (i) from, and including, the original issuance date to, but excluding,     , 20  (the “First Reset Date”) at a rate equal to  % per year; (ii) from, and including, the First Reset Date to, but excluding,     , 20  (the “First Step-Up Date”) at a rate per year equal to the Benchmark Gilt Rate (as defined below) plus a spread of  % (the “Initial Margin”); (iii) during each Reset Period (as defined below) from, and including, the First Step-Up Date to, but excluding    , 20  (the “Second Step-Up Date”), at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus  %; and (iv) during each Reset Period from, and including the Second Step-Up Date, at a rate per year equal to the applicable Benchmark Gilt Rate plus the Initial Margin plus  %, provided that, the interest rate during any Rest Period will not reset below zero, and, in the case of (ii) to (iv), such sum converted from a semi-annual basis to an annual basis in accordance with market convention.

Subject to our right to defer interest payments as described below, interest on the junior subordinated notes is payable annually in arrears on      of each year to holders of record at the close of business on the immediately preceding business day. If interest or principal on the junior subordinated notes is payable on any day that is not a Business Day (as defined below), we will make the payment on such notes on the next succeeding Business Day in such locations, and no additional interest will accrue as a result of the delay in payment. The first interest payment date on the junior subordinated notes is     , 2026. Interest on the junior subordinated notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the junior subordinated notes (or    , 2026, if no interest has been paid on the junior subordinated notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date, in accordance with the following provisions:

“Business Day” means a day other than a Saturday or Sunday that is not a day when commercial banks in The City of New York or London are authorized or obligated by law, regulation or executive order to close for business.

“Benchmark Gilt” means, in relation to a Reset Period, such UK government security having an actual or interpolated maturity date on or about the last day of such Reset Period as we, on the advice of one of Barclays Bank PLC, Merrill Lynch International, Citigroup Global Markets Limited, Mizuho International plc, RBC Europe Limited or Banco Santander, S.A. or another investment bank or financial adviser of international repute, may determine would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities denominated in sterling.

“Benchmark Gilt Quotation” means, with respect to a Reset Reference Bank in relation to a Reset Period, the arithmetic mean of the bid and offered yields (on a semi-annual compounding basis) for the Benchmark Gilt in relation to such Reset Period, expressed as a percentage, as quoted by such Reset Reference Bank on a dealing basis for settlement on the next following dealing day in London.

“Benchmark Gilt Rate” means, in relation to a Reset Period, the percentage rate (rounded, if necessary, to the third decimal place with 0.0005 being rounded upwards) determined by the calculation agent on the basis of the Benchmark Gilt Quotations provided (upon request by us or on our behalf) by the Reset Reference Banks to the calculation agent and to us at approximately 11:00 a.m. (London time) on the related Reset Determination Date. If at least four quotations are provided, the Benchmark Gilt Rate will be the arithmetic mean of the quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two or three quotations are provided, the Benchmark Gilt Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the Benchmark Gilt Rate will be the quotation provided. If no quotations are provided, the Benchmark Gilt Rate for the relevant period will be (i) in the case of each Reset Period other than the Reset Period commencing on the First Reset Date, the Benchmark Gilt Rate in respect of the immediately preceding Reset Period or (ii) in the case of the Reset Period commencing on the First Reset Date,  %.

“Reset Date” means the First Reset Date and      of every fifth year after 20 .

“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Reset Reference Bank” means five brokers of gilts and/or gilt-edged market makers, in each case, as selected by us.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the junior subordinated notes at such time. Unless we have validly called all of the outstanding junior subordinated notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the junior subordinated notes prior to the Reset Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding junior subordinated notes for redemption on a redemption date occurring on or prior to the First Reset Date, but we do not redeem all of the outstanding junior subordinated notes on such redemption date, we will appoint a calculation agent for the junior subordinated notes as promptly as practicable after such proposed redemption date and such calculation agent shall enter into a calculation agent agreement, or similar agreement, with us defining and governing the rights and duties of the calculation agent. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the junior subordinated notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the Trustee and the paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date, as applicable, will be on file at our principal offices, will be made available to any holder or beneficial owner of the junior subordinated notes upon request and will be final and binding in the absence of manifest error.

In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to us, the paying agent or the holders of the junior subordinated notes for any determination made by it and for any advice given to us in connection with any determination made by us.

Option to Defer Interest Payments

So long as no event of default with respect to the junior subordinated notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the junior subordinated notes, an “Optional Deferral Period”).

In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the junior subordinated notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date or redemption date, if earlier, of the junior subordinated notes, and we may not begin a new Optional Deferral Period, and may not pay current interest on the junior subordinated notes, until we have paid all accrued interest on the junior subordinated notes from the previous Optional Deferral Period. We may elect, at our option, to extend any Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 10 consecutive years or extend beyond the maturity date or redemption date, if earlier, of the junior subordinated notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the junior subordinated notes will accrue additional interest at a rate equal to the interest rate then applicable to the junior subordinated notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the junior subordinated notes as described above, but not beyond the maturity date or redemption date, if earlier, of the junior subordinated notes.

We will give the Trustee written notice of our election to begin, shorten or extend, an Optional Deferral Period at least five business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the junior subordinated notes of the next succeeding interest payment date or the record date therefor, respectively, which shall contain an instruction for the Trustee to forward such notice to the holders of the junior subordinated notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the junior subordinated notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

Certain Limitations During an Optional Deferral Period

The terms of the junior subordinated notes will require that during an Optional Deferral Period, we will not do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

(ii)

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the junior subordinated notes in right of payment (including debt securities of other series issued under the indenture); or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the junior subordinated notes in right of payment.

However, the foregoing provisions shall not prevent or restrict us from making:

(a)

purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(b)

any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c)

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d)

any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)

any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto; or

(f)

any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred.

Redemption

Optional Redemption

We have the option to redeem the junior subordinated notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the junior subordinated notes

(i)

on any day during the period commencing on and including     , 20  (the date that is 90 days prior to the First Reset Date) (the “First Par Call Date”) and ending on and including the First Reset Date (such period, the “First Par Call Period”), and

(ii)	on any interest payment date after the First Reset Date;

plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date (any such date, together with each date in the First Par Call Period, a “Par Call Date”).

In addition, on any day other than a Par Call Date, we have the option to redeem the junior subordinated notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a “make-whole” redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) 100% of the principal amount of the junior subordinated notes being redeemed, or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the junior subordinated notes (exclusive of such interest accrued to the date of redemption and any Additional

Interest), assuming for such purpose that the junior subordinated notes matured on the next succeeding Par Call Date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus basis points, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

“Calculation Agent” means, for purposes of the make-whole redemption price only, an independent investment banking or commercial banking institution of international standing appointed by us and the Trustee and paying agent shall have no responsibility or liability for the actions or determinations of any calculation agent appointed in connection with the junior subordinated notes.

“Comparable Government Bond” means, with respect to the junior subordinated notes, at the discretion of the Calculation Agent, a UK government bond whose maturity is closest to the maturity of the junior subordinated notes, assuming for such purpose that the junior subordinated notes matured on the next succeeding Par Call Date, or if such Calculation Agent in its discretion determines that such similar bond is not in issue, such other UK government bond as the Calculation Agent may, with the advice of three brokers of, and/or market makers in, UK government bonds selected by us, determine to be appropriate for determining the comparable government bond rate with respect to sterling notes.

The “Comparable Government Bond Rate” will be determined on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity expressed as a percentage (rounded to three decimal places with 0.0005 being rounded upwards) of the applicable Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Calculation Agent.

In addition, we may, at any time, or from time to time, purchase all or some of the junior subordinated notes by tender, in the open market or by private agreement, subject to applicable law.

Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event

We have the option to redeem the junior subordinated notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at any time following the occurrence of either a Tax Deductibility Event (as defined below) or a Rating Agency Event (as defined below) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to

(i)	101% of the principal amount of the junior subordinated notes, if the redemption date is prior to the First Par Call Date, or

(i)	100% of the principal amount of the junior subordinated notes, if the redemption date is on or after the First Par Call Date,

plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

“Tax Deductibility Event” means we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the junior subordinated notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes. The Trustee shall not be charged with knowledge of whether a Tax Deductibility Event has occurred.

“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as junior subordinated notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for us as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the junior subordinated notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the junior subordinated notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the junior subordinated notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

Right to Redeem upon a Tax Withholding Event

The junior subordinated notes may be redeemed at our option, in whole, but not in part, at any time on giving not less than 10 nor more than 90 days’ notice to the noteholders, at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest on the principal amount of the junior subordinated notes to, but excluding, the date of redemption, if:

(i)

we have or will become obliged to pay additional amounts with respect to the junior subordinated notes as provided or referred to under “—Withholding Taxes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of the junior subordinated notes; or

(ii)

on or after the issue date of the junior subordinated notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to the junior subordinated notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the Trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 10 nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of notes were then due (clauses (i) and (ii) each a “Tax Withholding Event”).

Right to Redeem upon a Substantial Repurchase Event

The junior subordinated notes may be redeemed at our option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the noteholders, at a redemption price equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest on the principal amount of the junior subordinated notes to, but excluding, the date of redemption, if prior to the redemption date we have repurchased junior subordinated notes equal to or in excess of 75% of the initial aggregate principal amount of junior subordinated notes issued.

Replacement Intention

In the event that we redeem or repurchase any of the junior subordinated notes, we intend (without thereby assuming any legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by us from new issuances during the period from the issuance of the junior subordinated notes to the date of such redemption or purchase of securities which are assigned by S&P, at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the junior subordinated notes to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the junior subordinated notes), unless:

•

the issuer credit rating assigned by S&P to us is at least as high as the rating assigned on the date of issuance of the junior subordinated notes or, if we subsequently issue additional hybrid securities (excluding any refinancing that does not result in a net additional issuance), the date when the most recent additional hybrid security was so issued by us (or such similar nomenclature then used by S&P) and we are of the view that such rating would not fall below this level as a result of the redemption or repurchase;

•

in the case of a repurchase or redemption, such repurchase or redemption is, taken together with repurchases or redemptions of our other hybrid securities, (i) in any period of 12 consecutive months, of less than 10% of the aggregate principal amount of our hybrid securities, or (ii) in any period of 10 consecutive years, of less than 25% of the aggregate principal amount of the Company’s hybrid securities; provided that such repurchase or redemption has no materially negative effect on our credit profile;

•	the redemption is pursuant to a Tax Deductibility Event, a Tax Withholding Event or a Rating Agency Event;

•	the junior subordinated notes are not assigned any “equity credit” (or such similar nomenclature then used by S&P) at the time of the redemption or repurchase;

•	the redemption or repurchase occurs on or after the Second Step-Up Date; or

•

if the replacement would cause the outstanding hybrid securities issued by us which are assigned “equity credit” by S&P to exceed the maximum aggregate amount of hybrid securities which S&P, under its then prevailing methodology, would assign “equity credit” to us.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated notes called for redemption.

Notwithstanding any statement under this section or elsewhere in this prospectus supplement to the contrary, installments of interest on the junior subordinated notes that are due and payable on any interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the junior subordinated notes and the indenture, except that, if the redemption date for any junior subordinated notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on the junior subordinated notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of the junior subordinated notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period.

In addition, we may, at any time, purchase all or some of the junior subordinated notes by tender, in the open market or by private agreement, subject to applicable law.

Global Clearance and Settlement

The junior subordinated notes will be issued in the form of one or more global notes (the “global notes”) in fully registered form, without coupons, and will be deposited on the closing date with, and registered in the name of, a common depositary (or its nominee) or its successor for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, physical certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. No link is expected to be established among The Depository Trust Company and Euroclear or Clearstream in connection with the issuance of the junior subordinated notes.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000 with respect to the junior subordinated notes. Should physical certificates be issued to individual holders of the junior subordinated notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes of a specified series that is less than the minimum denomination of notes specified for such series would be required to purchase an additional principal amount of notes such that such holder’s holding of notes of such series amounts to the minimum specified denomination. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such clearing systems, or indirectly through organizations that are participants in such clearing systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in physical form. Except as provided below, beneficial owners will not be considered the owners or holders of the junior subordinated notes under the indenture governing the junior subordinated notes. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture governing the junior subordinated notes. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture governing the junior subordinated notes, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their common depositary (or its nominee) or its successor is the registered holder of the global notes, Euroclear, Clearstream, the common depositary or such nominee or its successor, as the case may be, will be considered the sole owner or holder of the junior subordinated notes represented by such global notes for all purposes under the indenture governing the junior subordinated notes and the junior subordinated notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and additional amounts, if any, with respect to the global notes will be credited in sterling to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant clearing system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional sterling bonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream participants on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any junior subordinated notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of beneficial interests in the global notes held through Euroclear or Clearstream to purchasers of such interests through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional sterling bonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the junior subordinated notes through Euroclear and Clearstream on days when those clearing systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the junior subordinated notes, or to make or receive a payment or delivery of the junior subordinated notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used. Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant clearing system’s rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream participant only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the junior subordinated notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Currency Conversion

Payments of principal, interest and additional amounts, if any, in respect of the junior subordinated notes will be payable in sterling. If sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if sterling is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the junior subordinated notes will be made in U.S. dollars until sterling is again available to us. The amount payable on any date in sterling will be converted by us into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/sterling exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the junior subordinated notes alternatively made in U.S. dollars will not constitute an event of default under the junior subordinated notes or the indenture governing the junior subordinated notes. Neither the Trustee nor the paying agent shall have any responsibility or liability to convert any currency or in connection with any such conversion, regardless of any exchange rate or for any exchange or foreign exchange risk.

Events of Default

An “event of default” means, for the junior subordinated notes, any of the following:

•	failure to pay interest on the junior subordinated notes for 90 days after payment is due, taking into account any Optional Deferral Period;

•	failure to pay principal or any premium on the junior subordinated notes when due;

•	failure to perform any other covenant relating to the junior subordinated notes for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

Notwithstanding the above, upon the occurrence of an event of default under the third bullet above, neither the Trustee nor holders of the junior subordinated notes will be entitled to declare the principal amount of the junior subordinated notes and any accrued interest thereon immediately due and payable. An event of default for the junior subordinated notes does not necessarily impact any other series of debt securities issued under the indenture.

If an event of default for the junior subordinated notes under the first, second or fourth bullet above occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of the junior subordinated notes may declare the entire principal and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest) of all the junior subordinated notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the junior subordinated notes can rescind the declaration if there has been deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal (including Additional Interest) and any premium.

The holders of more than 50% of the outstanding principal amount of the junior subordinated notes, may, on behalf of the holders of all of the junior subordinated notes, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the Trustee stating whether we are in compliance with all of the conditions and covenants under the indenture.

Withholding Taxes

All payments of principal, interest and premium (if any) in respect of the junior subordinated notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i)

any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)

any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
(v)

any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)

any Tax that would not have been imposed, withheld or deducted but for the presentation of such note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such note for payment on the last date of such period of 30 days;

(vii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to meet the requirements relating to the portfolio interest exemption (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x)

any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the “holder or beneficial owner” of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

Any additional amounts paid on the junior subordinated notes will be paid in sterling.

Any reference to amounts payable in respect of the junior subordinated notes herein or in the indenture shall be deemed to include any additional amounts that may be payable as described above.

Agreement to Certain Tax Treatment

Each holder and beneficial owner of the junior subordinated notes will, by accepting the junior subordinated notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the junior subordinated notes constitute indebtedness of ours and will treat the junior subordinated noted as indebtedness of ours for U.S. federal, state and local tax purposes.

Additional Information

See “Description of the Debt Securities—Redemption Provisions, Sinking Fund and Defeasance,” “—Liens on Assets,” “—Changes to the Indenture,” “—Consolidation, Merger or Sale” and “—Concerning the Trustee” in the accompanying prospectus for additional important information applicable to the junior subordinated notes. That information includes:

•	additional information about the terms of the junior subordinated notes;

•	general information about the indenture governing the junior subordinated notes and the Trustee; and

•	a description of certain restrictions.

Trustee

U.S. Bank Trust Company, National Association, the Trustee for the indenture governing the junior subordinated notes, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under other indentures relating to debt securities issued by some of our affiliates.

Paying Agent and Registrar for the Junior Subordinated Notes

U.S. Bank Trust Company, National Association will initially act as paying agent and registrar for the junior subordinated notes. Upon notice to the Trustee, we may change the paying agent or registrar.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS2

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the junior subordinated notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the junior subordinated notes at their issue price (generally the first price at which a substantial amount of the junior subordinated notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such junior subordinated notes as capital assets. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a junior subordinated note as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, or partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or partners therein). This discussion does not address any U.S. state or local or non-U.S. tax considerations, any U.S. federal estate, gift, alternative minimum tax or Medicare tax on net investment income considerations or consequences arising under special timing rules prescribed under section 451(b) of the Code.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a junior subordinated note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of its substantial decisions or that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a junior subordinated note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in a junior subordinated note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a junior subordinated note.

EACH PERSON CONSIDERING AN INVESTMENT IN THE JUNIOR SUBORDINATED NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE JUNIOR SUBORDINATED NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Classification of the Junior Subordinated Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory,

[2]	Subject to review by CGSH tax

judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the junior subordinated notes. Under current law and based on the facts contained in this prospectus supplement and the terms of the indenture and the junior subordinated notes, the junior subordinated notes should be classified for U.S. federal income tax purposes as indebtedness of Verizon (although there is no controlling authority directly on point). No rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to the junior subordinated notes described in this prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the position described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the junior subordinated notes as indebtedness, interest payments on the junior subordinated notes would be treated for U.S. federal income tax purposes as dividends to the extent of Verizon’s current or accumulated earnings and profits. In the case of Non-U.S. Holders, interest payments treated as dividends would be subject to withholding of U.S. income tax, except to the extent provided by an applicable income tax treaty. In addition, such a determination would constitute a Tax Deductibility Event that would entitle us to redeem the junior subordinated notes as described above under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event” and would also entitle us to redeem the junior subordinated notes as described above under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Withholding Event.” We agree, and by acquiring an interest in a junior subordinated note, each Holder of a junior subordinated note will agree, to treat the junior subordinated notes as indebtedness of Verizon for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your tax advisors regarding the tax consequences that will arise if the junior subordinated notes are not treated as indebtedness of Verizon for U.S. federal income tax purposes.

U.S. Holders

Interest on the Junior Subordinated Notes

We have the option under certain circumstances to defer payments of stated interest on the junior subordinated notes. Under the U.S. Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe that the likelihood of our exercising the option to defer payment of stated interest on the junior subordinated notes is remote within the meaning of the Treasury regulations in part because our exercise of the option to defer payments of stated interest on the junior subordinated notes would generally prevent us from:

•	declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of our capital stock;

•

making any payment of principal, interest or premium, if any, on, or repaying, purchasing or redeeming any of our debt securities that rank equally with, or junior to, the junior subordinated notes in right of payment (including debt securities of other series issued under the indenture (as defined above under “Description of the Junior Subordinated Notes”)); or

•	making any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the junior subordinated notes in right of payment.

Similarly, if certain circumstances occur (see “Description of the Junior Subordinated Notes—Redemption—Optional Redemption,” and “Description of the Junior Subordinated Notes—Redemption—Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event” above), we will be obligated to pay amounts in excess of stated principal of the junior subordinated notes. Such excess payments will not affect the amount of interest income that a U.S. Holder recognizes if there is only a remote likelihood that such payments will be made. We believe that the likelihood that we will make any such payments is remote.

Based on these positions, a U.S. Holder generally will be required to recognize any stated interest as ordinary income at the time it is received or accrued on the junior subordinated notes in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” as used in the relevant Treasury regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of an Optional Deferral Period were determined not to be remote, the junior subordinated notes would be treated as issued with OID, and all stated interest would be treated as OID as long as the junior subordinated notes are outstanding. In that case, a U.S. Holder would be required to accrue interest income on the junior subordinated notes using a constant yield method whether or not such U.S. Holder receives any cash payment attributable to that interest, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. OID generally would accrue in sterling and be translated into U.S. dollars in the manner described in the second succeeding paragraph. If the possibility of excess payments following a Rating Agency Event were determined not to be remote, the junior subordinated notes could be treated as “contingent payment debt instruments,” in which case a U.S. Holder could be required to accrue interest income on the junior subordinated notes in excess of stated interest and would be required to treat any income realized on a taxable disposition of the junior subordinated notes as ordinary income rather than as capital gain. Moreover, the junior subordinated notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Based on the expected pricing terms of the junior subordinated notes, we do not expect the pricing of the junior subordinated notes to result in the junior subordinated notes being treated as issued with OID for U.S. federal income tax purposes pursuant to the Treasury regulations applicable to variable rate debt instruments. The remainder of this discussion assumes that the junior subordinated notes will not be treated as issued with OID or as contingent payment debt instruments.

The amount of interest paid with respect to a junior subordinated note that is includible in ordinary income by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount paid translated at the spot rate of exchange on the date such payment is received by such U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars.

In the case of interest on a junior subordinated note held by a U.S. Holder that uses the accrual method of accounting, such U.S. Holder is required to include the U.S. dollar value of such interest income that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot rate of exchange on the last day of such accrual period (and in the case of a partial accrual period, the spot rate on the last day of the taxable year), or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot rate of exchange on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder generally will recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received, if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received, regardless of whether the payment is in fact converted into U.S. dollars. Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States and will not be treated as an adjustment to interest income received on the junior subordinated note.

A U.S. Holder generally will have a basis in sterling received as interest on a junior subordinated note equal to the U.S. dollar value of such sterling, on the date of receipt. Any gain or loss on a conversion or other disposition of such sterling by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Exercise of the Option to Defer Interest Payments

Under the applicable Treasury regulations, if we exercise our option to defer the payment of interest on the junior subordinated notes, the junior subordinated notes will be treated as if they had been redeemed and reissued solely for OID purposes. Accordingly, all remaining interest payments on the junior subordinated notes (including interest on deferred interest) could be treated as OID, which you would be required to accrue and include in taxable income on a constant accrual basis over the remaining term of the junior subordinated notes, without regard to the time interest is actually paid on the junior subordinated notes and without regard to your regular method of accounting for U.S. federal income tax purposes. The amount of OID includible in a U.S. Holder’s taxable income would be determined on the basis of a constant yield method over the remaining term of the junior subordinated notes, and the actual receipt of future payments of stated interest on the junior subordinated notes would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferral period would be approximately equal to the amount of the cash payment due immediately following the end of that period. Any OID included in income by a U.S. Holder would increase such U.S. Holder’s adjusted tax basis in the junior subordinated notes, and the actual receipt of cash interest payments by a U.S. Holder would reduce that adjusted tax basis.

Sale, Exchange, Retirement, or Other Disposition of the Junior Subordinated Notes

Upon the sale, exchange, retirement, or other disposition of a junior subordinated note, a U.S. Holder generally will recognize gain or loss, if any, in an amount equal to the difference between the amount realized on such sale, exchange, retirement, or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such junior subordinated note. A U.S. Holder that receives sterling on the sale, exchange, retirement, or other disposition of a junior subordinated note generally will have an amount realized equal to the U.S. dollar value of such sterling translated at the spot rate of exchange on the date of such sale, exchange, retirement, or other disposition (or, if such junior subordinated note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder’s adjusted tax basis in such junior subordinated note generally will be equal to the U.S. dollar value of the purchase price in sterling translated at the spot rate of exchange on the date of purchase (or, if such junior subordinated note is treated as traded on an established securities market, on the settlement date of the purchase in the case of a cash basis or electing accrual basis taxpayer), plus any amount that the U.S. Holder was required to include in gross income as OID, minus any cash payments received in respect of accrued OID. A U.S. Holder generally will realize foreign currency exchange gain or loss upon such sale, exchange, retirement, or other disposition (as ordinary income or loss from sources within the United States) to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the junior subordinated note. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such disposition in respect of accrued interest (which will not be treated as an adjustment to such interest), generally will be realized only to the extent of the total gain or loss realized by such U.S. Holder on such disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss generally will be capital gain or loss from sources within the United States and will be long-term capital gain or loss if such U.S. Holder has held such junior subordinated note for more than one year at the time of such sale, exchange, retirement, or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

With respect to a junior subordinated note that is treated as traded on an established securities market, a U.S. Holder that is an accrual basis taxpayer who does not elect to determine its basis or amount realized in connection with the purchase, sale, exchange, retirement, or other disposition of the junior subordinated note by reference to the spot rate of exchange on the settlement date of such purchase, sale, exchange, retirement, or other disposition (rather than on the actual date) may recognize additional foreign currency exchange gain or loss upon receipt of sterling from such sale, exchange, retirement, or other disposition. Such an election, if made by an accrual basis taxpayer, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

A U.S. Holder generally will have a basis in sterling received upon a sale, exchange, retirement, or other disposition of a junior subordinated note equal to the U.S. dollar value of such sterling on the date of receipt. Any gain or loss on a conversion or other disposition of such sterling by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement, or other disposition of, a junior subordinated note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be his or her Social Security number) is correct, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” (as defined in U.S. Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. The scope and application of these rules is not entirely clear. A U.S. Holder may be required to treat a foreign currency exchange loss relating to a junior subordinated note as a reportable transaction if the loss is at least $50,000 in a single taxable year if the U.S. Holder is an individual or trust; higher amounts apply for other U.S. Holders. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the junior subordinated notes or any amounts received with respect to the junior subordinated notes.

Non-U.S. Holders

General

Subject to the discussions below concerning backup withholding and FATCA:

1)

payments of principal, interest and premium (if any) with respect to a junior subordinated note owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax; provided that, in the case of amounts treated as payments of interest, (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) such Non-U.S. Holder is not a “controlled foreign corporation” described in section 957(a) of the Code that is related to us (actually or constructively) through stock ownership; and (iv) the certification requirements described below are satisfied; and

2)

a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, retirement, or other disposition of a junior subordinated note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange, retirement, or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

The certification requirements referred to in clause (1)(iv) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a “United States person” (as defined in the Code).

If the requirements set forth in clause (1) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, except as provided below or unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a junior subordinated note or gain recognized on the sale, exchange, retirement, or other disposition of a junior subordinated note are effectively connected with such trade or business (and, if required by an applicable income tax treaty, such amounts treated as interest or such gain are attributable to a U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such amounts; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such amounts in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not a “United States person” (as defined in the Code) in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. A Holder of junior subordinated notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Sections 1471 to 1474 of the Code and U.S. Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on interest payments on obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements (usually by providing an IRS Form W-8BEN or IRS Form W-8BEN-E). These requirements may also be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury regulations. Documentation that Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Because the junior subordinated notes will generally produce U.S. source interest, payments on junior subordinated notes to such foreign entities could become subject to withholding tax under FATCA. In the event any withholding under FATCA is imposed with respect to the junior subordinated notes, we will not be under any obligation to compensate for the withheld amount.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the junior subordinated notes. Prospective purchasers of junior subordinated notes should consult their own tax advisors concerning the tax consequences of their particular situations and how these rules may apply to their investment in the junior subordinated notes.

UNDERWRITING

Subject to the terms and conditions stated in the purchase agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the junior subordinated notes set forth opposite such underwriter’s name.

Underwriters	Principal amount of junior subordinated notes
Barclays Bank PLC	£
Merrill Lynch International
Citigroup Global Markets Limited
Mizuho International plc
RBC Europe Limited
Banco Santander, S.A.
Total	£

The purchase agreement provides that the obligations of the underwriters to purchase the junior subordinated notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The offering of the junior subordinated notes by the underwriters is subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to purchase all of the junior subordinated notes if they purchase any of the junior subordinated notes. The underwriters may, to the extent permitted by applicable laws and regulations, make offers and sales in the United States through their respective U.S. broker-dealer affiliates.

The underwriters propose to offer the junior subordinated notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the junior subordinated notes to the public, the underwriters may change the public offering price and other selling terms.

We will pay an underwriting discount in connection with this offering of % (expressed as a percentage of the principal amount of the junior subordinated notes).

The junior subordinated notes will constitute a new issue of securities with no established trading market. We intend to apply to list the junior subordinated notes on the NYSE. The underwriters have advised us that they currently intend to make a market in the junior subordinated notes. However, they are not obligated to do so and they may discontinue market-making activities with respect to the junior subordinated notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the junior subordinated notes.

In connection with this offering, the underwriters may over-allot junior subordinated notes or effect transactions with a view to supporting the market price of the junior subordinated notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the junior subordinated notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant junior subordinated notes and 60 days after the date of the allotment of the relevant junior subordinated notes. Any stabilization action or over-allotment must be conducted by the underwriters, in accordance with all applicable laws and rules.

Over-allotment involves syndicate sales of the junior subordinated notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the junior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the junior subordinated notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the junior subordinated notes. They may also cause the price of the junior subordinated notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (not including the underwriting discount) will be approximately $   .

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their affiliates may provide credit to us as lenders. If any of the underwriters or their affiliates provide credit to us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the junior subordinated notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the junior subordinated notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, certain of the underwriters and their respective affiliates purchase telecommunications services from us in the ordinary course of business.

We expect that the delivery of the junior subordinated notes will be made to investors on or about    , 2026, which will be the     U.S. business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the junior subordinated notes prior to the first U.S. business day before the settlement date will be required, by virtue of the fact that the junior subordinated notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the junior subordinated notes who wish to trade the junior subordinated notes prior to the first U.S. business day before the settlement date should consult their advisors.

Selling Restrictions

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any junior subordinated notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the junior subordinated notes in, from or otherwise involving the UK.

Each underwriter has further represented and agreed that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any junior subordinated notes to any retail investor in the UK. For the purposes of this provision: (i) the expression “retail investor” means a person who is neither: (A) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; nor (B) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the junior subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe for the junior subordinated notes.

This prospectus supplement has been prepared on the basis that any offer of junior subordinated notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the junior subordinated notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any junior subordinated notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision: (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (B) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the junior subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe for the junior subordinated notes.

This prospectus supplement has been prepared on the basis that any offer of junior subordinated notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the junior subordinated notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Canada

Resale Restrictions

The distribution of the junior subordinated notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these junior subordinated notes are made. Any resale of the junior subordinated notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing junior subordinated notes in Canada and accepting delivery of a purchase confirmation, a purchaser in Canada is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase junior subordinated notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario),

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the junior subordinated notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the junior subordinated notes. The junior subordinated notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the junior subordinated notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the junior subordinated notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the junior subordinated notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter has represented and agreed that:

•

the junior subordinated notes have not and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) (Cap. 32) Ordinance of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

no advertisement, invitation or document relating to the junior subordinated notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or has been in its possession for the purposes of issue, or will be issued or will be in its possession for the purposes of issue, in Hong Kong or elsewhere other than with respect to junior subordinated notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any junior subordinated notes or caused the junior subordinated notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any junior subordinated notes or cause the junior subordinated notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the junior subordinated notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Japan

The junior subordinated notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any junior subordinated notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

The junior subordinated notes may not be offered, sold or delivered, or offered, sold or delivered to any person for re-offering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the People’s Republic of China (for such purposes, not including the Hong

Kong and Macau Special Administrative Regions or Taiwan) (the “PRC”); or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC. This prospectus supplement, the accompanying prospectus or any information contained herein or therein does not constitute an offer to sell or the solicitation of an offer to buy any junior subordinated notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC. This prospectus supplement, the accompanying prospectus and any information contained herein or therein or the junior subordinated notes have not been, and will not be, submitted to, approved by, verified by or registered with any relevant governmental authorities in the PRC and thus may not be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the junior subordinated notes in the PRC. Investors are responsible for obtaining all relevant governmental approvals, verifications, licenses or registrations (if any) from all relevant PRC governmental authorities, including, but not limited to, the State Administration of Foreign Exchange, the China Securities Regulatory Commission, the China Banking Regulatory Commission, the China Insurance Regulatory Commission and/or other relevant regulatory bodies, and complying with all relevant PRC regulations, including, but not limited to, any relevant foreign exchange regulations and/or securities investment regulations.

Taiwan

The junior subordinated notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise, intermediate the offering of the junior subordinated notes or the provision of information relating to this prospectus supplement and the accompanying prospectus.

The junior subordinated notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the junior subordinated notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Korea

The junior subordinated notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the junior subordinated notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the junior subordinated notes, the junior subordinated notes may not be transferred to any resident of Korea other than to a qualified institutional buyer (as such term is defined in the Notes Issuance and Disclosure Regulations promulgated by the Financial Services Commission, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Notes Issuance and Disclosure Regulations promulgated by the Financial Services Commission, provided that (a) the junior subordinated notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the junior subordinated notes acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the junior subordinated notes, (c) the junior subordinated notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of

Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the junior subordinated notes in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of the junior subordinated notes to a Korean resident other than a Korean QIB is expressly stated in the junior subordinated notes, the relevant underwriting agreement, subscription agreement and this prospectus supplement and the accompanying prospectus and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary action therefor.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the junior subordinated notes for us. As of February 12, 2026, Mr. Horton beneficially owned, or had the right to acquire, an aggregate of less than 0.01% of the shares of Verizon common stock.

Cleary Gottlieb Steen & Hamilton LLP of New York, New York, is acting as special U.S. legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters.

Milbank LLP of New York, New York, will issue an opinion on certain legal matters for the underwriters. Milbank LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the junior subordinated notes.

PROSPECTUS

Verizon Communications Inc.

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ.”

Investing in our securities involves risks. See the “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 29, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. You should read this prospectus along with any accompanying prospectus supplement and the documents incorporated herein and therein carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus contains information about the securities we may offer generally. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain information about the specific securities being offered. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement, any free writing prospectus or any pricing supplement, and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference into this prospectus or any prospectus supplement is correct as of any time subsequent to the date of such information.

You should not consider any information in this prospectus, any prospectus supplement or any of the documents incorporated by reference herein or therein to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any securities.

We have not authorized anyone else to provide you with any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus or any prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in a prospectus supplement, on the other hand, the information contained in the prospectus supplement shall control. If any statement in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

In this prospectus, “we,” “us,” “our,” “us,” and “Verizon Communications” refer to Verizon Communications Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025;

•

our Current Reports on Form 8-K filed on February 10, 2025, March 19, 2025, May 28, 2025, June 12, 2025, June 18, 2025, June 20, 2025, June 23, 2025, and August 25, 2025, and amended Current Report on Form 8-K/A filed on June 27, 2025; and

•

the description of our Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” “target,” “forecast,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Potential investors and other readers are urged to consider these risks and uncertainties carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

Verizon Communications Inc. is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, technology, information and streaming products and services to consumers, businesses and government entities. With a presence around the world, we offer data, video and voice services and solutions on our networks and platforms that are designed to meet customers’ demand for mobility, reliable network connectivity and security. We have two reportable segments that we operate and manage as strategic business units – Verizon Consumer Group and Verizon Business Group. Our Consumer segment provides consumer-focused wireless and wireline communications services and products. Our wireless services are provided across one of the most extensive wireless networks in the United States under the Verizon family of brands and through wholesale and other arrangements. We also provide fixed wireless access (“FWA”) broadband through our 5G or 4G LTE networks as an alternative to traditional landline internet access. Our wireline services are provided in nine states in the Mid-Atlantic and Northeastern United States, as well as Washington D.C., over our 100% fiber-optic network through our Verizon Fios product portfolio and over a traditional copper-based network to customers who are not served by Fios. Our Business segment provides wireless and wireline communications services and products, including FWA broadband, data, video and advanced communication services, corporate networking solutions, security and managed network services, local and long distance voice services and network access to deliver various Internet of Things services and products. We provide these products and services to businesses, public sector customers and wireless and wireline carriers across the United States and a subset of these products and services to customers around the world. We have approximately 99,600 employees on a full-time equivalent basis as of December 31, 2024, 88% of whom are based in the U.S. We generated consolidated operating revenues of $134.8 billion for the year ended December 31, 2024.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RISK FACTORS

Your investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference to our reports filed with the SEC that are incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all the investment risks involved.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by us hereby. Unless otherwise provided in the applicable prospectus supplement, pricing supplement or free writing prospectus, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•

convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued, and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates of the series;

•	interest rate and interest payment dates of the series;

•	any redemption dates, prices, obligations and restrictions of the series;

•

any provisions permitting the series of debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments; and

•	any other material terms of the series.

Form and Exchange

The debt securities normally will be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium on such series would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities normally will be issued in book-entry only form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. Each participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only debt securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global securities.

Under book-entry only form, we will not issue physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive physical certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

The prospectus supplement relating to a series of debt securities will describe the circumstances, if any, under which we may redeem such series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease such obligations relating to a series of debt securities by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the indenture requires us to secure the debt securities equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•

any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•

if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs with respect to a particular series of debt securities, the trustee must notify the holders of the debt securities of such series of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of debt securities as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

U.S. Bank Trust Company, National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form also may be settled through accounts maintained at Clearstream Banking S.A., Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of sales and other securities transactions in deposited securities, through computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by standing instructions and customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in “street name.” However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is a société anonyme incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Holding SA, a société anonyme incorporated in Belgium, and operated through a license agreement by Euroclear Bank SA/NV, known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Financial Services and Markets Authority and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear, any supplementary terms and conditions, the related Operating Procedures of the Euroclear System, other applicable Euroclear documentation and applicable Belgian law, collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities also may be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the applicable European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to such European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary for Clearstream or Euroclear.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures, and these procedures may be changed or discontinued at any time by any of them. Neither we, the trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters and, if known to us, any dealers or agents;

•	any amounts underwritten and, if known to us, any amounts offered through dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed, or commissions paid, to dealers;

•	any option by the underwriters to purchase additional securities; and

•

a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters, dealers and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

EXPERTS

The consolidated financial statements of Verizon Communications Inc. (Verizon) appearing in its Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications, will issue an opinion about the validity of any common stock, preferred stock or debt securities offered pursuant to this prospectus and any applicable prospectus supplement. As of August 20, 2025, Mr. Horton beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the shares of Verizon Communications common stock.

Milbank LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank LLP from time to time represents Verizon Communications and its affiliates in connection with matters unrelated to the offering of the securities.

Verizon Communications Inc.

£     % Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup
Mizuho	RBC Capital Markets	Santander

February , 2026